Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Upsizes Credit Facilities to $900M

Sarasota, FL, October 30, 2020 — Helios Technologies (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today announced that effective October 28, 2020 the Company has entered into a $900 million senior secured credit agreement, which is inclusive of a $300 million accordion feature.

Helios’s senior secured credit agreement was provided by a syndicate led by PNC Bank. The five-year agreement amends the Company’s previous credit agreement and consists of a $400 million revolving credit facility, a $200 million term loan and, subject to new or existing lenders agreeing to participate in the increase and other customary conditions, a $300 million accordion feature. These credit facilities provide Helios with a significant increase in its borrowing capacity with an improved structure and attractive interest rate options.

Helios plans to use the proceeds of the credit agreement for repayment of its existing credit facilities, for working capital purposes, to finance acquisitions such as the recently announced purchase (the “Acquisition”) of BWG Holdings I Corp. (operating as Balboa Water Group or “Balboa”), based in Costa Mesa, CA, and for general corporate purposes.

“The establishment of these credit facilities not only represents a strong vote of confidence from the financial community, it importantly supports our short- and long-term growth objectives as we execute against our Vision 2025 strategy,” commented Josef Matosevic, the Company’s President and Chief Executive Officer.

“We appreciate the participation of new and existing banks and believe this is a clear indication of their confidence in our business model, disciplined operating philosophy and growth opportunities,” stated Tricia Fulton, Helios’s Chief Financial Officer. “The establishment of these credit facilities not only provides us with the funding to close on the Balboa acquisition, they also offer us liquidity to support our growth plans. We have very strong cash generation capabilities and a proven history of repaying outstanding debt in a disciplined and efficient manner, maintaining our financial strength.”

About Helios Technologies
Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets. The Company operates in two business segments, Hydraulics and Electronics. The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics for its cartridge valve technology, Custom Fluid Power for its hydraulic system design and Faster which provides quick release coupling solutions. Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products. Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

NEWS RELEASE

Forward Looking Information

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, management’s plans, projections and objectives for future operations, scale and performance, integration plans and expected synergies therefrom, the timing of completion of the proposed transaction, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including the expected benefits of the Acquisition; (ii) the timing of completion of the Acquisition; (iii) Company’s financing plans with respective to the funding of the Acquisition; and; (iv) objectives for future operations, integration plans and expected synergies. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, failure to promptly and effectively integrate the Acquisition; objectives for future operations, integration plans and expected synergies; the ability to recognize the anticipated benefits of the Acquisition, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably; failure to promptly and effectively integrate the Acquisition; risks related to disruption of management time from ongoing business operations due to the Acquisition; and the ability of Helios to retain and hire key personnel, and maintain relationships with suppliers.  Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2019 and Part II, Item IA, “Risk Factors” in the Company’s Form 10-Q for the quarter ended March 28, 2020 and other filings with the Securities and Exchange Commission.

For more information, contact:
Tania Almond

Vice President, Investor Relations & Corporate Communications

(941) 362-1333

tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200